UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 29, 2008

Date of Report (Date of earliest event reported)

NYSE Euronext

(Exact name of registrant as specified in its charter)

Delaware	001–33392	20–5110848
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Wall Street New York, New York	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 656–3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c) On May 29, 2008, NYSE Euronext entered into an employment agreement with Mr. Duncan L. Niederauer, Chief Executive Officer.

The terms of Mr.Niederauer’s employment agreement provide for an initial annual base salary of $1 million and an initial target bonus of $5 million. In addition, Mr. Niederauer is eligible to receive long term incentive compensation awards in amounts, in forms and on terms and conditions no less favorable than those provided to other U.S. senior executives of the Company generally. The agreement provides for Mr. Niederauer to serve until such time as his employment is terminated by the Company or him. If Mr. Niederauer is terminated without “cause” or resigns for “good reason”, he is entitled to, among other things, a pro rata cash bonus payment; a lump sum cash amount equal to two times the sum of his then base salary and target bonus or, if there were more than a 5% reduction in such amount, the then base salary and target bonus immediately prior to any such reduction; accelerated vesting of any bonus equity compensation awards; pro rata accelerated vesting of any performance long-term incentive program awards; vesting of any time-vesting long-term incentive program awards as if termination occurred on the next vesting date; and welfare benefits for two years. Upon termination for death or disability, Mr. Niederauer is entitled to, among other things, a pro rata cash bonus payment; accelerated vesting of any bonus equity compensation awards; and vesting of any time-vesting long-term incentive program awards as if termination occurred on the next vesting date.

During his employment and for a period of one year following termination of his employment, Mr. Niederauer is subject to non-solicitation of clients and employees and non-competition requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYSE Euronext
Dated: June 3, 2008	By	/s/ John K. Halvey
John K. Halvey
Group Executive Vice President, General Counsel and Corporate Secretary